Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-73514, 333-40462, 333-119820, 333-126996, and 333-125391) pertaining to various employee stock purchase plans, stock option and incentive plans, of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of Digitas Inc., Digitas Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digitas Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, MA

March 9, 2006